Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

The Board of Directors
Black Creek Industrial REIT IV Inc.:
We consent to the incorporation by reference in the registration statement (No. 333-228818) on Form S-8 of Black Creek Industrial REIT IV Inc. and subsidiaries of our report dated March 5, 2020, with respect to the consolidated balance sheets of Black Creek Industrial REIT IV Inc. as of December 31, 2019 and 2018, the related consolidated statements of operations, comprehensive income (loss), equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes and financial statement schedule III (collectively, the “consolidated financial statements”), which report appears in the December 31, 2019 annual report on Form 10-K of Black Creek Industrial REIT IV Inc.

/s/KPMG LLP
Denver, Colorado
March 5, 2020